Exhibit 99.1

DATE: Oct. 26, 2015

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Promotes Clay Gaspar to Chief Operating Officer

TULSA, Okla. – WPX Energy (NYSE: WPX) has promoted Clay M. Gaspar to Senior Vice President and Chief Operating Officer, effective Nov. 2, 2015.

Gaspar joined WPX in October 2014 as Senior Vice President of Operations and Resource Development. Under Gaspar’s leadership, WPX has significantly decreased its development costs and operating expenses in support of the company’s plan to increase margins.

“Clay has earned this recognition,” said Rick Muncrief, president and chief executive officer. “We highly value the passion for excellence he brings to our company and the positive impact he’s making on our entire organization.”

Gaspar has excelled with change management, leading the company’s operations through a number of transitions including divestitures, WPX’s acquisition in the Permian Basin, an office consolidation and the recruitment of additional technical talent.

He is a member of The Society of Petroleum Engineers and has a bachelor’s degree in petroleum engineering from Texas A&M and a master’s degree in petroleum and geosciences engineering from The University of Texas.

Prior to WPX, he worked for Newfield Exploration, Anadarko Petroleum and Mewbourne Oil in a number of technical and leadership roles.

About WPX Energy, Inc.

WPX is a domestic energy producer with operations in the western United States. The company has reported double-digit oil volume growth in each of the past three years and operates more than 5,000 natural gas wells. WPX is reshaping its portfolio through more than $4 billion of acquisitions and divestitures.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.